                      STOCK OPTION AGREEMENT

          FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                   OF THE INTERNAL REVENUE CODE
                         PURSUANT TO THE

             WESTWOOD HOMESTEAD FINANCIAL CORPORATION
                     1997 STOCK OPTION PLAN


     STOCK OPTION for a total of _____ shares of Common Stock, par value $.01 per share, of Westwood Homestead Financial Corporation (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to ________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Westwood Homestead Financial Corporation 1997 Stock Option Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Option Price. The option price is $_____ for each share, being 100%* of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

     (i) Schedule of rights to exercise.
         ------------------------------

                                    Percentage of Total Shares
Years of Continuous Employment      Subject to Option Which May
After Date of Grant of Option               Be Exercised
------------------------------      ---------------------------

     Upon Grant                                    20%
     1 year but less than 2 years                  40%
     2 years but less than 3 years                 60%
     3 years but less than 4 years                 80%
     4 years or more                              100%



-----------------
* 110% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

ISO Agreement
Page 2


     (ii) Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common
Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.
As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided

ISO Agreement
Page 3

that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten years** from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


                      WESTWOOD HOMESTEAD FINANCIAL CORPORATION
                      1997 STOCK OPTION PLAN COMMITTEE


                      By _______________________________________



__________________
Date of Grant         Attest: ____________________________(Seal)









________________
** Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

               INCENTIVE STOCK OPTION EXERCISE FORM

                         PURSUANT TO THE

             WESTWOOD HOMESTEAD FINANCIAL CORPORATION
                     1997 STOCK OPTION PLAN



                                    _______________
                                          Date

Treasurer
Westwood Homestead Financial Corporation
3002 Harrison Avenue
Cincinnati, Ohio 45211-5789

Re:  Westwood Homestead Financial Corporation
     ----------------------------------------
     1997 Stock Option Plan

Dear Sir:

     The undersigned elects to exercise the Incentive Stock Option to purchase ____________ shares, par value $.01, of Common Stock of Westwood Homestead Financial Corporation under and pursuant to a Stock Option Agreement dated ___________, 199_.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

       $_______        of cash or check
        _______        _____ shares of Common Stock, valued at
                       $_____ per share
       $_______
        -------        Total

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name____________________________________________________________
Address_________________________________________________________
Social Security Number__________________________________________

                                 Very truly yours,


                                 _____________________